AMC Networks Announces Effectiveness of Amendments to its 10.50% Senior Secured Notes due 2032 and Extension of Consent Solicitation

New York, NY (February 23, 2026) – AMC Networks Inc. (“AMC Networks” or the “Company”) (Nasdaq: AMCX) announced today the receipt of Requisite Consents (as defined below) from holders of its existing 10.50% Senior Secured Notes due 2032 (the “Notes”) and the effectiveness of amendments to the indenture governing the Notes to (1) amend the covenant that limits restricted payments in order to permit buybacks, purchases, redemptions, retirements or other acquisitions of AMC Networks Inc.’s equity interests in an aggregate amount not to exceed $50,000,000; (2) revise the covenant that limits transfers or licenses of certain trademarks to unrestricted subsidiaries to only permit transfers of non-exclusive licenses; and (3) restrict investments in unrestricted subsidiaries made pursuant to the definition of “Permitted Investments” to certain specified clauses in such definition (the “Amendments”).
The Company also announced today the extension of its solicitation of consents (“Consents”) from the holders of the Notes to the Amendments.
The consent solicitation (the “Consent Solicitation”) is being made solely on the terms and subject to the conditions set forth in the consent solicitation statement dated February 12, 2026 (the “Consent Solicitation Statement”), copies of which have been made available to holders of the Notes. Holders of the Notes should carefully read the Consent Solicitation Statement before deciding whether to consent to the Amendments.
In order to approve the Amendments, the Consents of at least a majority in aggregate principal amount of the then outstanding Notes (other than the Notes beneficially owned by the Company or its affiliates) voting as a single class (the “Requisite Consents”) were required to be received. As of 3:00 p.m., New York City time, on February 23, 2026, according to information received by D.F. King & Co., Inc., the Information, Tabulation and Paying Agent for the Consent Solicitation, holders of approximately 94% in aggregate principal amount of the outstanding Notes had validly delivered and not validly revoked their Consents. Following receipt of the Requisite Consents, on February 23, 2026, the Company entered into a first supplemental indenture to the indenture governing the Notes to give effect to the Amendments, provided that the Amendments will not become operative until the Company notifies the trustee for the Notes that the Consent Fee (as defined in the Consent Solicitation Statement) has been paid. Since the Effective Time (as defined in the Consent Solicitation Statement) occurred upon the execution of the first supplemental indenture, consents (whether previously or hereafter delivered) with respect to the Notes may not be revoked.
The expiration time (the “Expiration Time”) and the Consent Payment Eligibility Time (as defined in the Consent Solicitation Statement) for the Consent Solicitation are both being extended to 5:00 p.m., New York City time, on March 6, 2026, unless further extended or earlier terminated by the Company.
Except as described above, all other terms and conditions of the Consent Solicitation as set forth in the Consent Solicitation Statement remain unchanged and in effect. Holders of the Notes who have validly delivered their consents with respect to the Amendments do not need to deliver new consents or take any other action in response to this announcement in order to consent to the Amendments.
The Consent Solicitation is conditioned upon the satisfaction of certain conditions set forth in the Consent Solicitation Statement. The Company may generally waive any such condition, in its sole discretion, at any time with respect to the Consent Solicitation.
This press release is not a solicitation of consents with respect to the Notes and does not set forth all of the terms and conditions of the Consent Solicitation.
This press release is not an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.
Any inquiries regarding the Consent Solicitation may be directed to D.F. King & Co., Inc., the Information, Tabulation and Paying Agent for the Consent Solicitation, at amcx@dfking.com or (646) 989-1649 (collect) or (800) 967-7510 (toll free), or to J.P. Morgan Securities LLC, the Solicitation Agent for the Consent Solicitation, at (212) 834-3554 (collect) or (866) 834-4666 (toll free).

About AMC Networks
AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The Company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK, HIDIVE and All Reality; cable networks AMC, BBC AMERICA (which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution labels Independent Film Company and RLJE Films. The Company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the timing, terms and completion of the Consent Solicitation. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Contact

Investor Relations	Corporate Communications
Nicholas Seibert	Georgia Juvelis
nicholas.seibert@amcnetworks.com	georgia.juvelis@amcnetworks.com

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